Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-172884 and 333-179890 on Form S-3 and Registration Statements Nos. 033-63793, 333-27501, 333-31065, 333-67155, 333-86223, 333-31162, 333-60616, 333-62378, 333-107081, 333-134130, 333-157988, 333-157990, 333-170796, 333-181495, 333-184040, 333-184044, and 333-189133 on Form S-8 of Pinnacle Entertainment, Inc., of our reports dated February 28, 2013, with respect to the consolidated financial statements of Ameristar Casinos, Inc., and the effectiveness of internal control over financial reporting of Ameristar Casinos, Inc., included in the Amendment No. 2 to the Current Report on Form 8-K of Pinnacle Entertainment, Inc., filed on March 19, 2014 with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Las Vegas, Nevada

March 19, 2014